Exhibit 99.1

Twitter Q2 2017 Shareholder Letter

San Francisco, CA

July 27, 2017

Dear Shareholders,

We look forward to discussing our second quarter 2017 financial results with you at 5am PT today. As a reminder, to have your questions considered during Q&A, Tweet to @TwitterIR using #TWTR. Thank you for your interest and we look forward to speaking with you soon.

Highlights

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In Q2, product contributions to Twitter’s engagement and audience growth continued to increase. Monthly active usage (MAU) increased 5% year-over-year and daily active usage (DAU)* increased 12% year-over-year, marking the third consecutive quarter of double-digit growth.

•

Underlying business fundamentals also improved. We saw an improvement in the year-over-year growth rate for total revenue (relative to Q1), driven by accelerating year-over-year growth in our data products, continued strong growth in video with a very strong debut at the 2017 Digital Content NewFronts, and an improvement in the year-over-year growth rate for owned-and-operated (O&O) revenue.

•

Finally, we achieved greater operating efficiency. Our GAAP net loss was $116 million. Excluding a $55 million cost-method investment impairment charge, we would have made progress toward GAAP profitability and further reduced our GAAP net loss. We also delivered better-than-expected adjusted EBITDA margins in Q2, despite the year-over-year decline in revenue.

Specifically, in Q2, we achieved the following results:

•	Q2 revenue totaled $574 million, a decrease of 5% year-over-year.
○	Advertising revenue totaled $489 million, a decrease of 8% year-over-year.
○	Data licensing and other revenue totaled $85 million, an increase of 26% year-over-year.
○	US revenue totaled $335 million, a decrease of 7% year-over-year.
○	International revenue totaled $239 million, a decrease of 1% year-over-year.
○	Total ad engagements increased 95% year-over-year.
○	Cost per engagement (CPE) decreased 53% year-over-year.

* We define daily active users or daily active usage (DAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website or mobile applications on any given day. Average DAU for a period represents the number of DAUs on each day of such period divided by the number of days for such period. To calculate the year-over-year change in DAUs, we subtract the average DAU for the three months ended in the previous year from the average DAU for the same three months ended in the current year and divide the result by the average DAU in the previous year. Prior to Q3 2016, Twitter has discussed DAUs and the ratio of monthly active users (MAUs) to DAUs. In those instances, for comparability and consistency with MAUs, DAUs also included users who accessed Twitter through our desktop applications and third-party properties.

•	Q2 GAAP expenses totaled $612 million, a decrease of 11% year-over-year.
•	Q2 non-GAAP expenses totaled $485 million, a decrease of 5% year-over-year.
•	Q2 GAAP net loss of $116 million, an increase of 9% year-over-year, representing a GAAP net margin of (20%) and GAAP diluted EPS of ($0.16).
•	Q2 non-GAAP net income of $56 million and non-GAAP diluted EPS of $0.08.

Beginning this quarter, we are changing how we calculate our non-GAAP provision for income taxes in accordance with the SEC guidance on non-GAAP financial measures. In order to assist investors to better understand the change, we are providing the calculations under our prior method and the new method in the Reconciliation of GAAP to Non-GAAP Financial Measures section of the Appendix. The “New Method” consists of current and deferred income tax expense commensurate with the non-GAAP measure of profitability using our blended US statutory tax rate (which was 37%). The “Prior Method” consists of current and deferred income tax expense on a GAAP basis excluding the income tax effects related to acquisitions. This change will not affect our non-GAAP income before income taxes, actual cash tax payments, or cash flows, but will result in significantly higher non-GAAP provision for income taxes. We, however, do not expect to pay substantial taxes on a GAAP basis in the US and certain other foreign jurisdictions for the foreseeable future due to our net operating loss carryforward balances. As of December 31, 2016, we had US federal net operating loss carryforwards of approximately $3.5 billion and state net operating loss carryforwards of approximately $1.4 billion. Over the near term, most of our cash taxes will continue to be mainly driven by the tax expense of our foreign subsidiaries, which amounts have not historically been significant. We also believe our long-term effective GAAP tax rate will be lower than the US statutory tax rate based upon our established tax structure.

Under the prior method, non-GAAP net income for Q2 would have been $87 million and non-GAAP diluted EPS would have been $0.12.

•	Q2 adjusted EBITDA of $178 million, an increase of 2% year-over-year, representing an adjusted EBITDA margin of 31%.
•	Average MAUs were 328 million for Q2, an increase of 5% year-over-year and compared to 328 million in the previous quarter.
○	Average US MAUs were 68 million for Q2, an increase of 4% year-over-year and compared to 70 million in the previous quarter.
○	Average international MAUs were 260 million for Q2, an increase of 5% year-over-year and compared to 259 million in the previous quarter.
•	DAU grew 12% year-over-year, marking the third consecutive quarter of double-digit growth.

We remain focused on driving value across our three key areas of our service: audience, content, and revenue. We believe these areas will have the biggest impact on our ability to create shareholder value. Let’s go through each in more detail.

Audience

Over the last year, we’ve seen people return to Twitter more frequently as we have focused on strengthening our core use case as the best and fastest place to see what’s happening in the world and what people are talking about. To achieve this, we increased our focus and discipline to execute at a faster pace than we’ve done before and ship larger, more fundamental changes that matter.

In Q2, product contributions to Twitter’s engagement and audience growth continued to increase, contributing to double-digit percentage increases for DAU in five of our top 10 global markets. Total DAU in Q2 increased 12% and MAU increased 5% year-over-year driven primarily by better relevance in email, push notifications, and the timeline, along with ongoing efforts in marketing. The positive contributions to MAU growth from product improvements in Q2 were offset, however, by lower seasonal benefits and other factors, resulting in flat MAU quarter-over-quarter.

Within the last year, we’ve continually improved the relevance of Tweets we show people so they can see what matters to them, more quickly. We also significantly increased efficiency in our infrastructure operations and fundamentally improved our client infrastructure, which allows us to more quickly iterate and test our product features across iOS and Android. We believe our work is allowing us to better serve our customers by simplifying the app, making it easier for people to see and discuss what matters, and making Twitter safer.

As a result of this work we were able to launch a Twitter redesign in a matter of weeks rather than months, which speaks to our improved ability to execute quickly. This change aimed to further simplify the interface, with a design that features real-time updates and icons that are more universally recognizable to people who are new to Twitter, and has resulted in increased usage.

We’re also continuing to make Twitter safer, and we’re seeing results. Our data shows that we’re now taking action on 10X the number of abusive accounts every day compared to the same time last year, and we now limit account functionality or place suspensions on thousands more abusive accounts each day. We’ve found that accounts who experience this period of limited functionality subsequently generate 25% fewer abuse reports, and approximately 65% of these accounts are in this state just once. In addition, our Quality Filter has led to fewer unwanted interactions: blocks after @mentions from people you don’t follow are down 40%. While there is still much work to be done, we believe people are experiencing significantly less abuse on Twitter today than they were six months ago.

Over the coming several quarters, people can expect a continued focus on delivering the best of what’s happening in the world. Specific areas of focus continue to be our commitment to safety, making it easier to get to what matters to people, and helping people capture and share what’s happening more quickly.

Content

Providing people with a broad selection of compelling, rich content remains a core part of our strategy to drive conversation, connection, and engagement on Twitter. In Q2, we delivered more than 1,200 hours of live premium video from existing and new content partners, an increase from 900 hours in Q1’17 and 600 hours in Q4’16. Our content offering spanned 625 events reaching 55 million unique viewers*, an increase of 22% from Q1’17.

We also see evidence that combining live conversation with live streaming video of a specific event on Twitter drives significantly more conversation and connection around that event. For example, in Q2, Live Nation streamed a number of concerts exclusively on Twitter, including a concert with the Grammy Award-winning San Francisco rock band Train. During the event, we saw Tweets associated with the concert increase almost 70%, individual authors increase more than 50%, and people saw 4.5X more Tweets associated with the concert when it was live on Twitter when compared to other Train concerts not streamed on our platform. We also saw live video on Twitter drive similar increases in authors, Tweets created, and Tweets viewed across MLB and WNBA games, just to name a few.

* All unique viewership counts referenced herein are based on unique user ID and the MRC video view standard as defined by the IAB (50% in view for 2 seconds).

Our ability to attract audiences and advertising dollars reflects the breadth of our live streaming content across sports, news and politics, and entertainment. In Q2, we announced approximately 40 live-streaming partnerships, including two 24x7 networks and 10 international deals, extending our total live streaming content deals to well over 200 premium content partners across Live video and Amplify.

We also continued to improve live content discovery in Q2 by integrating more live video into the Explore tab to make it easier for people to watch live events unfold, and we partnered with Roku to make Twitter programming available to everyone with a Roku device or account in the US.

On Periscope, we also streamed 76 million hours of live user-generated video in Q2 and made a number of product improvements, including Custom Hearts, which offer brands an immersive and personalized way to integrate their campaigns into live video, and Super Hearts, which provide virtual gifts within the Periscope app that allow select broadcasters in the US to monetize their live video content through the Super Broadcasters Program.

Revenue

We made progress executing against our top revenue-generating priorities in the second quarter and underlying business fundamentals strengthened as a result. We saw an improvement in the year-over-year growth rate for total revenue (relative to Q1), driven by accelerating year-over-year growth in our data products, continued strong growth in video with a very strong debut at the 2017 Digital Content NewFronts, and an improvement in the year-over-year growth rate for O&O revenue with linear improvements in spending across our existing global and US upfront advertisers in May and June.

We remain focused on improving the performance and measurement of existing revenue products with ad platform improvements and new measurement initiatives, tapping into new channels of demand and new ways to buy ads on Twitter, and continuing to grow our data revenue with a new product and channel segmented go-to-market approach. While we are encouraged by the improvement in our overall revenue trends, we do not expect to see our total revenue growth rate improve in the second half of 2017 due to headwinds in the second half (of approximately $75M) associated primarily with de-emphasized revenue products. On a normalized basis (excluding the impact of these headwinds) we could see an improvement in total revenue growth by Q4’17.

In Q2, value for advertisers continued to improve driven by improved ad relevance (as measured by our ad engagement rate), better pricing, and ongoing audience growth. Cost per ad engagement declined by 53% and ad engagements increased by 95%, both on a year-over-year basis. Our ads platform team also delivered significant improvements in interest and demographic targeting, increasing advertiser reach and ROI by almost 10%.

Video remained our largest and fastest-growing ad format in Q2, reflecting strength in our First View ad format and in pre-roll and mid-roll In-Stream Video Ads. Our live events and In-Stream Video Ads garnered significant viewership, delivering great reach and a large variety of premium content categories to advertisers. We also made a very strong debut at the 2017 Digital Content NewFronts with more than a dozen new premium live streaming content deals across sports, news, and entertainment, bringing hundreds of hours of new live streaming premium content to the platform and generating strong demand from advertisers. As just one example, quick-serve restaurant Wendy's has come on board as the presenting sponsor of BuzzFeed's Morning Show. In addition, automotive brand Toyota has committed to not one, but two of our original daily shows: BuzzFeed's Morning Show and Propagate's #What'sHappening, allowing them to maximize the power of creative and media working together within premium, mobile video programming.

Also in Q2, data licensing was our fastest-growing product area. Our new tiered product and channel strategy is helping drive the second consecutive quarter of accelerating year-over-year growth, with a significant number of new enterprise deals signed in Q2. We expect data licensing will continue to be an increasingly important contributor to revenue growth and overall profitability over time.

Q2’17 Financial and Operational Detail

We continue to make further progress with disciplined execution across our strategic priorities. In the second quarter, we saw an improvement in year-over-year growth rates across both O&O and non-O&O advertising revenue (relative to Q1), and continued solid growth in data licensing and other revenue. Our GAAP net loss was $116 million. Excluding a $55 million cost-method investment impairment charge, we would have made progress toward GAAP profitability and further reduced our GAAP net loss. We also matched our highest adjusted quarterly EBITDA margin to date, despite the year-over-year decline in revenue.

Revenue

Total revenue reached $574 million in the second quarter, a decrease of 5% year-over-year and compared to a decrease of 8% year-over-year in Q1. Excluding TellApart, which we are de-emphasizing, total revenue in the second quarter would have decreased 2% year-over-year, compared to a decrease of 7% year-over-year in Q1, indicating a meaningful improvement.

Total advertising revenue was $489 million, a decrease of 8% year-over-year and compared to a decrease of 11% year-over-year in Q1. Twitter O&O advertising revenue was $436 million, a decrease of 9% year-over-year and compared to a decrease of 11% year-over-year in Q1. We believe the revenue deceleration improvement in Q2 reflects improving customer demand due to better ROI, positive momentum from the 2017 Digital Content NewFronts, and improved execution in our revenue organization.

Non-O&O advertising revenue reached $53 million, or 11% of advertising revenue, a decrease of 1% year-over-year and compared to a decrease of 8% year-over-year in Q1. This slight decrease was driven as expected by significantly lower contribution from TellApart, and offset by strong performance from Twitter Audience Platform (TAP).

By product, video remained our largest and fastest-growing ad format. Continued growth in video was offset by year-over-year declines in traditional Promoted Tweet and direct response ad formats.

Data licensing and other revenue totaled $85 million in the second quarter, an increase of 26% year-over-year and representing 15% of total revenue, and compared to 11% of total revenue in Q2’16.

Advertising metrics

Total ad engagements increased 95% year-over-year, driven by a continuing mix shift toward video ad impressions as well as higher clickthrough rates, as a result of better targeting and ad relevance, across nearly all ad formats on a like-for-like basis. Average CPE decreased 53% year-over-year, reflecting a higher mix of video ad engagements, and lower CPEs across the majority of ad formats compared to the prior year. Total yield per impression improved year-over-year, driven both by a mix shift toward higher yield ad formats as well as the higher clickthrough rates across most ad formats.

Costs

Total GAAP expenses declined 11% year-over-year to $612 million, due to lower R&D and sales and marketing expenses. These decreases were partially offset by an increase in cost of revenue, reflecting higher content revenue shares and depreciation. Traffic acquisition costs were $26 million or 49% of non-O&O advertising revenue, a decrease of 7% year over year. On a non-GAAP basis, total expenses in Q2 declined 5% year-over-year to $485 million.

Stock-based compensation (SBC) expense was $113 million, which was less than our $115 to $125 million forecasted range. SBC expense decreased for the fourth consecutive quarter and decreased by more than $50 million, or 32%, year-over-year in Q2. We ended the quarter with more than 3,200 employees.

Income and margin

GAAP loss from operations was $38 million. Interest expense was $26 million and net other expense was $48 million, the latter reflecting a cost-method investment impairment charge of $55 million. We are writing down the value of a cost-method investment based on our recent assessment that there has been a significant decline in the investment’s fair value.

GAAP loss before income taxes was $113 million and our GAAP provision for income taxes was $3 million, resulting in a GAAP net loss of $116 million or (20%) of total revenue, compared to a net loss of $107 million, or (18%) of total revenue in Q2’16. GAAP diluted EPS was ($0.16) compared to ($0.15) in the prior year.

Beginning this quarter, we are changing how we calculate our non-GAAP provision for income taxes in accordance with the SEC guidance on non-GAAP financial measures. In order to assist investors to better understand the change, we are providing the calculations under our prior method and the new method in the Reconciliation of GAAP to Non-GAAP Financial Measures section of the Appendix. The “New Method” consists of current and deferred income tax expense commensurate with the non-GAAP measure of profitability using our blended US statutory tax rate (which was 37%). The “Prior Method” consists of current and deferred income tax expense on a GAAP basis excluding the income tax effects related to acquisitions. This change will not affect our non-GAAP income before income taxes, actual cash tax payments, or cash flows, but will result in significantly higher non-GAAP provision for income taxes. We, however, do not expect to pay substantial taxes on a GAAP basis in the US and certain other foreign jurisdictions for the foreseeable future due to our net operating loss carryforward balances. As of December 31, 2016, we had US federal net operating loss carryforwards of approximately $3.5 billion and state net operating loss carryforwards of approximately $1.4 billion. Over the near term, most of our cash taxes will continue to be mainly driven by the tax expense of our foreign subsidiaries, which amounts have not historically been significant. We also believe our long-term effective GAAP tax rate will be lower than the US statutory tax rate based upon our established tax structure.

As a result of this change, non-GAAP income before income taxes was $89 million and our non-GAAP provision for income taxes reported under the new method was $33 million, resulting in non-GAAP net income of $56 million and non-GAAP diluted EPS of $0.08 per share. Under the prior method, non-GAAP net income for Q2 would have been $87 million and non-GAAP diluted EPS would have been $0.12 per share.

Adjusted EBITDA for Q2 was $178 million, or 31% of total revenue, compared to $175 million or 29% of total revenue in the previous year. We outperformed our forecasted ranges of $95 to $115 million of adjusted EBITDA and 21% to 21.5% adjusted EBITDA margins due to better-than-expected revenue, infrastructure savings, and sales mix reflecting greater revenue contribution from our data licensing offerings.

Balance sheet and statement of cash flows

We ended the quarter with $4.1 billion in cash, cash equivalents, and marketable securities. GAAP net cash provided by operating activities in the period was $190 million, a decrease from $215 million in the previous year. Adjusted free cash flow for Q2 was $113 million, compared to $154 million in Q2’16.

Engagement and audience

In Q2, total DAUs grew 12% year-over-year. Growth continues to be broad-based, with double-digit year-over-year growth in five of our top 10 markets, as well as in the aggregate across all other markets outside of the top 10 countries.

Total MAUs for Q2 were 328 million, flat from the prior quarter and an increase of 5% year-over-year. On a sequential basis, we saw positive growth from product improvements, which were offset by lower seasonal benefits in Q2 versus Q1 and other factors.

Outlook

Similar to the last three quarters, we are providing adjusted EBITDA, adjusted EBITDA margin, and stock-based compensation expense guidance.

For Q3, we expect:

●	Adjusted EBITDA to be between $130 million and $150 million
●	Adjusted EBITDA margin to be between 25% and 26%
●	SBC to be between $100 million and $110 million

For FY 2017, we expect:

●	Total non-GAAP expenses to be down 3% to down 6%, compared to full year 2016
●	SBC to be down 25% to 30%, compared to full year 2016
●	Capital expenditures to be between $300 million and $400 million

Note that our outlook for Q3 and the full year 2017 reflects foreign exchange rates as of July 14, 2017.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.  Guidance for Adjusted EBITDA and Adjusted EBITDA margin excludes stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain. We have not reconciled Adjusted EBITDA guidance to GAAP net loss because we do not provide guidance on GAAP net loss or the reconciling items between Adjusted EBITDA and GAAP net loss, other than stock-based compensation expense, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of net loss and such reconciling items will have a significant impact on our Adjusted EBITDA and Adjusted EBITDA margin. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

Appendix

Webcast and Conference Call Details

Twitter will host a conference call today, Thursday, July 27, 2017, at 5am Pacific Time (8am Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About Twitter (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook and guidance; Twitter’s expectations regarding its tax expense and cash taxes; Twitter's strategies, product, and business plans, including areas of focus and product initiatives; strategies for increasing shareholder value and improving safety; the development of, investment in and demand for content, its products, product features, and services, including video (particularly Live video), and the impact thereof on its business; machine learning and data licensing; the behavior of Twitter’s users and advertisers; Twitter’s expectations regarding the growth of its revenue, profitability, audience, engagement, and monetization, advertiser base and spending, allocation of resources, and ad engagements and the impact of 2017 Digital Content NewFronts and products that will be emphasized or de-emphasized. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, non-GAAP income before income taxes, non-GAAP provision for income taxes, Adjusted EBITDA margin, non-GAAP diluted EPS and adjusted free cash flow. Twitter defines Adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, cost-method investment impairment charges, restructuring charges and one-time nonrecurring gain, and adjustment to income tax expense based on the non-GAAP measure of profitability using Twitter’s blended US statutory tax rate (which was 37%). Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain; Twitter defines non-GAAP income before income taxes as loss before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, cost-method investment impairment charges, restructuring charges, and one-time nonrecurring gain; and Twitter defines non-GAAP provision for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using Twitter’s blended US statutory tax rate. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Non-GAAP diluted EPS is calculated by dividing non-GAAP net income by non-GAAP share count. Non-GAAP share count is GAAP share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment). Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter uses the non-GAAP financial measures of Adjusted EBITDA, non-GAAP net income, non-GAAP income before income taxes, non-GAAP provision for income taxes, non-GAAP expenses, Adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, Adjusted EBITDA margin, and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses and one-time gains or charges that it excludes in Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, Adjusted EBITDA margin, and non-GAAP diluted EPS. Twitter also believes that Adjusted EBITDA, non-GAAP net income, non-GAAP expenses, Adjusted EBITDA margin, and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Kristin Binns press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$1,288,323	$988,598
Short-term investments	2,791,589	2,785,981
Accounts receivable, net	524,064	650,650
Prepaid expenses and other current assets	236,126	226,967
Total current assets	4,840,102	4,652,196
Property and equipment, net	781,272	783,901
Intangible assets, net	65,291	95,334
Goodwill	1,186,189	1,185,315
Other assets	90,244	153,619
Total assets	$6,963,098	$6,870,365
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$107,398	$122,236
Accrued and other current liabilities	307,047	380,937
Capital leases, short-term	80,133	80,848
Total current liabilities	494,578	584,021
Convertible notes	1,582,468	1,538,967
Capital leases, long-term	83,410	66,837
Deferred and other long-term tax liabilities, net	9,247	7,556
Other long-term liabilities	64,499	68,049
Total liabilities	2,234,202	2,265,430
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	7,517,433	7,224,534
Accumulated other comprehensive loss	(46,828)	(69,253)
Accumulated deficit	(2,741,713)	(2,550,350)
Total stockholders’ equity	4,728,896	4,604,935
Total liabilities and stockholders’ equity	$6,963,098	$6,870,365

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$573,855	$601,958	$1,122,106	$1,196,479
Costs and expenses
Cost of revenue	212,908	202,966	433,247	401,371
Research and development	143,171	178,511	271,899	334,305
Sales and marketing	185,296	236,619	354,890	472,790
General and administrative	70,839	70,238	140,707	133,505
Total costs and expenses	612,214	688,334	1,200,743	1,341,971
Loss from operations	(38,359)	(86,376)	(78,637)	(145,492)
Interest expense	(26,396)	(24,934)	(51,805)	(49,827)
Other income (expense), net	(48,320)	6,734	(40,998)	13,040
Loss before income taxes	(113,075)	(104,576)	(171,440)	(182,279)
Provision for income taxes	3,413	2,641	6,607	4,669
Net loss	$(116,488)	$(107,217)	$(178,047)	$(186,948)
Net loss per share:
Basic and diluted	$(0.16)	$(0.15)	$(0.25)	$(0.27)
Weighted-average shares used to compute net loss per share:
Basic and diluted	730,069	698,326	726,083	694,959

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Cash flows from operating activities
Net loss	$(116,488)	$(107,217)	$(178,047)	$(186,948)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	103,063	93,283	205,855	181,904
Stock-based compensation expense	113,396	167,695	230,393	318,611
Amortization of discount on convertible notes	20,041	18,570	39,289	36,940
Changes in bad debt provision	37	2,731	1,355	2,573
Deferred income tax	(528)	(41)	(768)	45
Impairment of investments in privately-held companies	55,000	—	55,000	—
Other adjustments	4,679	(1,337)	(4,854)	5,268
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(20,322)	20,457	133,026	86,213
Prepaid expenses and other assets	22,344	(4,166)	(1,656)	(16,985)
Accounts payable	23,334	(52)	(13,616)	(37,085)
Accrued and other liabilities	(14,849)	24,633	(72,822)	(13,216)
Net cash provided by operating activities	189,707	214,556	393,155	377,320
Cash flows from investing activities
Purchases of property and equipment	(43,336)	(39,087)	(83,217)	(98,235)
Purchases of marketable securities	(876,081)	(749,877)	(1,578,045)	(1,330,946)
Proceeds from maturities of marketable securities	802,237	636,663	1,461,687	1,232,249
Proceeds from sales of marketable securities	34,019	21,127	108,817	42,416
Changes in restricted cash	1,598	(514)	3,221	(590)
Purchases of investments in privately-held companies	(525)	(73,002)	(525)	(78,002)
Business combinations, net of cash acquired	—	(80,142)	—	(80,142)
Proceeds from sales of long-lived assets	—	—	35,000	—
Other investing activities	—	(81)	(10,006)	(81)
Net cash used in investing activities	(82,088)	(284,913)	(63,068)	(313,331)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(1,933)	(4,870)	(5,023)	(6,994)
Payments of capital lease obligations	(28,066)	(23,823)	(55,150)	(48,740)
Proceeds from exercise of stock options	809	3,267	7,331	6,208
Proceeds from issuances of common stock under employee stock purchase plan	14,019	15,821	14,019	15,821
Other financing activities	—	1	—	22
Net cash used in financing activities	(15,171)	(9,604)	(38,823)	(33,683)
Net increase (decrease) in cash and cash equivalents	92,448	(79,961)	291,264	30,306
Foreign exchange effect on cash and cash equivalents	4,309	10	8,461	5,933
Cash and cash equivalents at beginning of period	1,191,566	1,027,661	988,598	911,471
Cash and cash equivalents at end of period	$1,288,323	$947,710	$1,288,323	$947,710
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$644	$—	$644
Equipment purchases under capital leases	$33,492	$21,573	$70,926	$25,922
Changes in accrued property and equipment purchases	$(6,737)	$12,247	$(1,847)	$10,938

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Adjusted EBITDA:
Net loss	$(116,488)	$(107,217)	$(178,047)	$(186,948)
Stock-based compensation expense	113,396	167,695	230,393	318,611
Depreciation and amortization expense	103,063	93,283	205,855	181,904
Interest and other expense, net	74,716	18,200	92,803	36,787
Provision for income taxes	3,413	2,641	6,607	4,669
Restructuring charges and one-time nonrecurring gain	(226)	—	(9,798)	47
Adjusted EBITDA	$177,874	$174,602	$347,813	$355,070
Stock-based compensation expense by function:
Cost of revenue	$6,253	$7,858	$12,205	$15,826
Research and development	63,625	90,916	128,011	166,495
Sales and marketing	20,694	45,856	45,783	91,957
General and administrative	22,824	23,065	44,394	44,333
Total stock-based compensation expense	$113,396	$167,695	$230,393	$318,611
Amortization of acquired intangible assets by function:
Cost of revenue	$9,192	$7,783	$16,049	$15,727
Research and development	—	64	—	128
Sales and marketing	5,148	4,489	14,482	9,211
General and administrative	—	480	—	480
Total amortization of acquired intangible assets	$14,340	$12,816	$30,531	$25,546
Restructuring charges and one-time nonrecurring gain by function:
Cost of revenue	$(3)	$—	$100	$1
Research and development	(16)	—	(11,528)	10
Sales and marketing	(197)	—	1,281	32
General and administrative	(10)	—	349	4
Total restructuring charges and one-time nonrecurring gain	$(226)	$—	$(9,798)	$47
Non-GAAP costs and expenses:
Total costs and expenses	$612,214	$688,334	$1,200,743	$1,341,971
Less: stock-based compensation expense	(113,396)	(167,695)	(230,393)	(318,611)
Less: amortization of acquired intangible assets	(14,340)	(12,816)	(30,531)	(25,546)
Less: restructuring charges and one-time nonrecurring gain	226	—	9,798	(47)
Non-GAAP total costs and expenses	$484,704	$507,823	$949,617	$997,767
Adjusted free cash flow:
Net cash provided by operating activities	$189,707	$214,556	$393,155	$377,320
Less: purchases of property and equipment	(43,336)	(39,087)	(83,217)	(98,235)
Less: equipment purchases under capital leases	(33,492)	(21,573)	(70,926)	(25,922)
Adjusted free cash flow	$112,879	$153,896	$239,012	$253,163

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (CONTINUED)
(In thousands, except per share data)
(Unaudited)

	(NEW METHOD)				(PRIOR METHOD)

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2017	2016	2017	2016	2017	2016	2017	2016
Non-GAAP net income and net income per share:
Net loss	$(116,488)	$(107,217)	$(178,047)	$(186,948)	$(116,488)	$(107,217)	$(178,047)	$(186,948)
Exclude: Provision for income taxes	3,413	2,641	6,607	4,669	3,413	2,641	6,607	4,669
Loss before income taxes	(113,075)	(104,576)	(171,440)	(182,279)	(113,075)	(104,576)	(171,440)	(182,279)
Stock-based compensation expense	113,396	167,695	230,393	318,611	113,396	167,695	230,393	318,611
Amortization of acquired intangible assets	14,340	12,816	30,531	25,546	14,340	12,816	30,531	25,546
Non-cash interest expense related to convertible notes	20,041	18,570	39,289	36,940	20,041	18,570	39,289	36,940
Impairment of investments in privately-held companies	55,000	—	55,000	—	55,000	—	55,000	—
Restructuring charges and one-time nonrecurring gain	(226)	—	(9,798)	47	(226)	—	(9,798)	47
Non-GAAP income before income taxes	89,476	94,505	173,975	198,865	89,476	94,505	173,975	198,865
Non-GAAP provision for income taxes (1)	33,106	34,967	64,371	73,580	2,723	1,577	4,818	3,214
Non-GAAP net income	$56,370	$59,538	$109,604	$125,285	$86,753	$92,928	$169,157	$195,651
GAAP diluted shares	730,069	698,326	726,083	694,959	730,069	698,326	726,083	694,959
Dilutive equity awards (2)	8,214	10,753	8,444	10,593	8,214	10,753	8,444	10,593
Non-GAAP diluted shares	738,283	709,079	734,527	705,552	738,283	709,079	734,527	705,552
Non-GAAP diluted net income per share	$0.08	$0.08	$0.15	$0.18	$0.12	$0.13	$0.23	$0.28

(1) Beginning Q2 2017, the Company is changing its method of calculating its non-GAAP provision for income taxes in accordance with the SEC's Non-GAAP Financial Measures Compliance and Disclosure Interpretation. In order to assist investors to better understand the change, the Company is providing the calculations under its prior method and the new method. The "New Method" consists of current and deferred income tax expense commensurate with the non-GAAP measure of profitability using its blended U.S. statutory tax rate of 37%.  The "Prior Method" consists of current and deferred income tax expense on a GAAP basis excluding the income tax effects related to acquisitions.  The Company does not, however, expect to pay significant GAAP taxes for the foreseeable future in the U.S. and certain other foreign jurisdictions and believes its long-term effective GAAP tax rate will be lower than the U.S. statutory tax rate based upon the established tax structure.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (CONTINUED)
(In thousands, except per share data)
(Unaudited)

The impact of the change described in (1) above on prior periods with respect to non-GAAP net income and non-GAAP diluted net income per share is as follows:

	(PRIOR METHOD)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2017	2016	2016	2016	2016
Non-GAAP net income and net income per share:
Net loss	$(116,488)	$(61,559)	$(167,054)	$(102,871)	$(107,217)	$(79,731)
Exclude: Provision for income taxes	3,413	3,194	4,808	6,562	2,641	2,028
Loss before income taxes	(113,075)	(58,365)	(162,246)	(96,309)	(104,576)	(77,703)
Stock-based compensation expense	113,396	116,997	138,095	158,527	167,695	150,916
Amortization of acquired intangible assets	14,340	16,191	27,220	16,572	12,816	12,730
Non-cash interest expense related to convertible notes	20,041	19,248	19,070	18,650	18,570	18,370
Impairment of investments in privately-held companies	55,000	—	—	—	—	—
Restructuring charges and one-time nonrecurring gain	(226)	(9,572)	101,249	—	—	47
Non-GAAP income before income taxes	89,476	84,499	123,388	97,440	94,505	104,360
Non-GAAP provision for income taxes	2,723	2,095	4,784	5,699	1,577	1,637
Non-GAAP net income	$86,753	$82,404	$118,604	$91,741	$92,928	$102,723
GAAP diluted shares	730,069	722,048	713,618	704,359	698,326	691,564
Dilutive equity awards	8,214	8,675	14,357	16,492	10,753	10,433
Non-GAAP diluted shares	738,283	730,723	727,975	720,851	709,079	701,997
Non-GAAP diluted net income per share	$0.12	$0.11	$0.16	$0.13	$0.13	$0.15

	(NEW METHOD)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2017	2016	2016	2016	2016
Non-GAAP net income and net income per share:
Net loss	$(116,488)	$(61,559)	$(167,054)	$(102,871)	$(107,217)	$(79,731)
Exclude: Provision for income taxes	3,413	3,194	4,808	6,562	2,641	2,028
Loss before income taxes	(113,075)	(58,365)	(162,246)	(96,309)	(104,576)	(77,703)
Stock-based compensation expense	113,396	116,997	138,095	158,527	167,695	150,916
Amortization of acquired intangible assets	14,340	16,191	27,220	16,572	12,816	12,730
Non-cash interest expense related to convertible notes	20,041	19,248	19,070	18,650	18,570	18,370
Impairment of investments in privately-held companies	55,000	—	—	—	—	—
Restructuring charges and one-time nonrecurring gain	(226)	(9,572)	101,249	—	—	47
Non-GAAP income before income taxes	89,476	84,499	123,388	97,440	94,505	104,360
Non-GAAP provision for income taxes	33,106	31,265	45,654	36,053	34,967	38,613
Non-GAAP net income	$56,370	$53,234	$77,734	$61,387	$59,538	$65,747
GAAP diluted shares	730,069	722,048	713,618	704,359	698,326	691,564
Dilutive equity awards	8,214	8,675	14,357	16,492	10,753	10,433
Non-GAAP diluted shares	738,283	730,723	727,975	720,851	709,079	701,997
Non-GAAP diluted net income per share	$0.08	$0.07	$0.11	$0.09	$0.08	$0.09